ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                  OF DCX, INC.



     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is DCX, Inc.

     SECOND: The following amendment to the Articles of Incorporation was duly adopted by the Board of Directors on July 28, 1997 without shareholder action, as prescribed by Section 7-106-102 of the Colorado Business Corporation Act, and shareholder action was not required.

     Article V, Section 6 of the Articles of Incorporation are amended to read as follows:

     6. Series A 6% Cumulative Convertible Redeemable Preferred Stock $.001 par value.

     The Corporation shall have 1,000,000 shares designated as Series A 6% Cumulative Convertible Redeemable Preferred Stock $.001 par value, as part of the authorized class of preferred shares. Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series A 6% Cumulative Convertible Redeemable Preferred Stock $.001 par value:

     1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series A 6% Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 1,000,000. Each share of Series A Preferred Stock shall have a stated value equal to $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value").

     2. Dividends.

     (a) The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock or other class of stock junior to the Series A Preferred Stock (the Common Stock and such junior stock being hereinafter collectively the "Junior Stock") at the rate of 6% simple interest per annum on the Stated Value per share payable quarterly when as and if declared; provided however that dividend payments may be made in the sole discretion of the Board of Directors of the Corporation in additional fully paid and non assessable shares of Series A Preferred Stock at a rate of one share of Series A Preferred Stock for each $1,000 of such dividend not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividend.

     (b) The dividends on the Series A Preferred Stock at the rates provided above shall be cumulative whether or not earned so that if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase redemption or other acquisition of the Series A Preferred Stock or any shares of any other class of stock ranking on a parity with the Series A Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.


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     (c) Dividends on all shares of the Series A Preferred  Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end of the next succeeding quarterly dividend payment date herein specified.

     3. Liquidation Rights.
        ------------------

     (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A Preferred Stock the holders of the Common Stock of the Corporation any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed to the exclusion of the holders of shares of Junior Stock ratably among the holders of the Series A Preferred Stock.

     (b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock nor the merger or consolidation of the Corporation with or into any other corporation or corporations nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3. Holders of the Series A Preferred Stock shall not be entitled upon the liquidation, dissolution or winding-up of the Corporation to receive any amounts with respect to such stock other than the amounts referred to in this paragraph 3.

     4. Conversion into Common Stock. Shares of Series A Preferred Stock shall have the following conversion rights and obligations:

     (a) Subject to the further provisions of this paragraph 4 each holder of shares of Series A Preferred Stock shall have the right at any time and from time to time after sixty (60) days from the date on which a share of Series A Preferred Stock was issued, to convert some or all such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in paragraph 4(i) below) determined in accordance with the Conversion Rate provided in paragraph 4(b) below (the "Conversion Rate"); provided, that the aggregate Stated Value to be converted shall be at least $10,000 (unless if at the time of such conversion the aggregate Stated Value of all shares of Series A Preferred Stock registered to the Holder is less than $10,000, then the whole amount may be converted).

     (b) The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, divided by
(ii) the Conversion Price. The Conversion Price shall be equal to the lesser of:
(i) the average of the Closing Bid Price (as hereinafter defined) of the Corporation's Common Stock for the five (5) trading days immediately preceding the date of issuance of the Series A Preferred Stock; or (ii) seventy five percent (75%) of theaverage of the Closing Bid Price for the five trading days immediately preceding the conversion of the Series A Preferred Stock. The Closing Bid Price shall mean the closing bid price of the Corporation's Common Stock as reported by NASDAQ (or if not reported by NASDAQ as reported by such other exchange or market where traded).

     (c) The holder of any certificate for shares of Series A Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into common stock by telecopying an executed and completed notice of conversion to the Corporation and delivering within three business days thereafter, the original notice of conversion and the certificate for the Preferred Stock properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require) to the Corporation. Each date on which a notice of

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conversion is telecopied to and received by the  Corporation in accordance  with the provisions hereof shall be deemed a Conversion Date. The Corporation will transmit the certificates representing the shares of common stock issuable upon
conversion  of  any  Preferred   Stock   (together  with  the  Preferred   Stock
representing the shares not converted) to the Holder via express courier, by electronic transfer or otherwise, within three business days after receipt by the Corporation of the original notice of conversion and the Preferred Stock representing the shares to be converted. The holder of the shares so surrendered for conversion shall be entitled to receive (except as otherwise provided herein) a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion registered in the name of such holder or in such other name or names as such stockholder in writing may specify. In the case of any Series A Preferred Stock which is converted in part only the holder of shares of Series A Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of the shares of Series A Preferred Stock. Nothing herein shall be construed to give any holder of shares of Series A Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of paragraph (d) or
(e) of this paragraph 4 until holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.

     In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by such Transfer Agent for conversion of the certificate for such shares of Series A Preferred Stock. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series A Preferred Stock so converted.

     Notwithstanding the foregoing, if the stock transfer books are closed on the date such shares are received by the Transfer Agent, the conversion privilege shall be deemed to have been exercised and the person or entity shall be treated as a record holder of shares of Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Rate shall be that in effect on the date such conversion privilege was exercised. The Corporation shall not be required to deliver certificates for shares of its Common Stock or new certificates for unconverted shares of its Series A Preferred Stock while the stock transfer books for such respective classes of stock are duly closed for any purpose; but the right of surrendering shares of Series A Preferred Stock for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

     Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on shares of such stock or on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

     The conversion privilege shall also be subject to the following terms and conditions:

     (i) if any shares of Series A Preferred Stock shall be called for redemption, the conversion privilege in respect of such shares shall terminate at the close of business on the last business day next preceding the applicable Conversion Date; and

     (ii) if the Corporation shall at any time be liquidated, dissolved or wound-up the conversion privilege shall terminate at the close of business on the last business day next preceding the effective date of such liquidation, dissolution or winding-up.

     The Corporation shall not be required in connection with any conversion of Series A Preferred Stock to issue a fraction of a share of its Common Stock nor to deliver any stock certificate representing a fraction thereof. For

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administrative  efficiency  and  simplicity,  in the event the  number of shares issuable to a shareholder results in a fractional share, said number shall be rounded up to the next higher whole number of shares. No cash shall be paid for any fractional share.

     (d) The Conversion Rate shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Rate shall be adjusted proportionately so that the holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

          (e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated, as part of such merger lawful provision shall be made so that holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

          (ii) In case of any sale or conveyance to an other person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

     (f) Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series A Preferred Stock notice of such adjusted conversion price.

     (g) In case at any time the Corporation shall propose:

               (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

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               (ii) to offer for subscription to the holders of its Common Stock any additional shares of any class or any other rights; or

               (iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

               (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

     then, and in any one or more of said cases, the Corporation shall cause at least fifteen (I5) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series A Preferred Stock and for the Common Stock and to the holders of record of the Series A Preferred Stock.

          (h) So long as any shares of Series A Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

          (i) The term Common Stock as used in this paragraph 4 shall mean Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed or shares of stock of any class of other securities and/or property into which the shares of Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

          (j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

     5. Mandatory Conversion.
        --------------------

     (a) The shares of Series A Preferred Stock not previously converted into shares of Common Stock shall be converted into shares of Common Stock without further action of the Holder on the date that is one year from the date of issuance thereof, at the Conversion Price and on the conversion terms specified in paragraph 4(b).

     (b) Notice of conversion of Series A Preferred Stock by the Corporation pursuant to this paragraph 5 shall be given by mail or in such other manner as may be prescribed by resolution of the Board not less than thirty (30) days prior to the applicable date of mandatory conversion (the "Conversion Date"). As applicable, the notice shall specify the number of shares to be converted, the date fixed for conversion, and the conversion price per share.

     (c) The holder of any certificate for shares of Series A Preferred Stock that is converted pursuant to this Section 5 shall surrender such certificate at the principal office of any transfer agent for said stock (the "Transfer Agent") properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require).

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The holder of the shares so  surrendered  for  conversion  shall be  entitled to receive (except as otherwise provided herein) a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such stockholder shall be entitled upon such conversion registered in the name of such holder or in such other name or names as such stockholder in writing may specify.

     (d) On and after the applicable Conversion Date and notwithstanding that any certificate for shares of Series A Preferred Stock so called for conversion shall not have been surrendered for cancellation, all dividends on the Series A Preferred Stock called for conversion shall cease to accrue and the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate, except the right to receive the shares of Common Stock upon conversion as provided herein.

     6. Voting Rights. The shares of Series A Preferred Stock shall not have voting rights.

     7. Status of Converted or Redeemed Stock. In case any shares of Series A Preferred Stock redeemed or converted pursuant to paragraphs 4 or 5 hereof or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

     8. Additional Restrictions. For as long as any shares of the Series A Preferred Stock are outstanding, the Corporation will not issue any preferred stock that is senior to the Series A Preferred Stock, and will not amend the terms of the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock.

     THIRD: The amendment does not effect any exchange, reclassification, or cancellation of issued shares.

     FOURTH: The amendment does not effect a change in the amount of stated capital.

         DCX, Inc.                                      Dated July 30, 1997



         By: /S/  STEPHEN CARREKER
            ------------------------------------
            Stephen Carreker, President



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